Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statements of BTCS, Inc. on Form S-3 of our report dated March 31, 2023, with respect to our audits of the financial statements of BTCS, Inc., as of December 31, 2022 and 2021 and for each of the years in the two-year period ended December 31, 2022, which report is included in this Annual Report on Form 10-K of BTCS, Inc., for the year ended December 31, 2022.

We also consent to the reference to us under the caption “Experts” in the prospectus which is part of this Registration Statement.

/s/ RBSM LLP

RBSM LLP
Las Vegas, Nevada
February 14, 2024